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                                                                   EXHIBIT 10.41

                                 April 24, 1997

Mr. Joseph P. O'Dowd
78 E. 10/th/ Street #3207
St. Paul, Minnesota 55101

Dear Joseph:

     It is our pleasure to offer you employment with EMBREX as a Director of Latin America and International Operations tentatively effective on June 2, 1997, contingent upon your submitting to and obtaining a negative result from a chemical screening for drugs and alcohol. Please call Cathy Brown in Human Resources to schedule the time and location of the drug testing. Your starting compensation will be at the rate of $10,000 per month. You will be eligible for up to 10% of your annual salary, as a bonus, based on individual performance and overall company goals.

     Upon commencing employment at EMBREX, you will entitled to receive an Incentive Stock Option for 16,000 (Sixteen Thousand) shares of EMBREX Common Stock at an option price per share at fair market value on date of grant. These options will vest equally over four years from the date of grant. This stock option is subject to the approval and grant by the Compensation Committee of the EMBREX Board of Directors at their next scheduled meeting.

     Regular, full-time employees of EMBREX are entitled to participate in all company-sponsored benefit plans. Each plan has terms and conditions regarding enrollment, which you must discuss with our Human Resources office on your first day of employment. A booklet describing our current employee benefits and plan highlights is enclosed for your information. Please review the medical, dental, LTD and supplemental life plans and make your decision about which plans you would desire to participate in. Please note in the benefits booklet, pg. 44, the "pre-existing condition limitations"; If you have a pre-existing condition, we recommend that you COBRA out on your current plan for six (6) months. Also enclosed is an information package about our 401(k) retirement savings plan. You are eligible to enroll on your first day of employment and will need to make several decisions about your employee and employer investment options, even if you elect not to participate. Please review the information, complete the enrollment form and beneficiary designation (even if you elect not to contribute) and bring to your orientation.

     Your orientation date is scheduled June 2, 1997 at 9:00 a.m. For your orientation, you will need your authorization to work in the U.S. (driver's license and social security card or passport), the full names, birth dates, and social security numbers of any dependents, and a clean copy of your current resume. You should also bring a copy of your current optical prescription (if any), if you want prescription safety glasses.

     As a relocating employee, you will be entitled to reimbursement for actual and reasonable expenses including:

     .    relocation of household effects to the Raleigh area with United Van
          Lines.
     .    reimbursement for costs of sale of old home or termination of lease;
     . reimbursement for costs of the purchase of a new home (exclusive of mortgage points, association dues, prepaid items and lender "junk"
          fees);
     . reimbursement for temporary living expenses (not to exceed 30 days); o reimbursement for one house hunting trip (not to exceed 7 days), and o gross-ups of federal and state taxes.

     You will also be entitled to a $2,000.00 incidental allowance, which is fully taxable to you. You may submit a check request at any time during the relocation process to receive this payment.

     Enclosed is a standard employment agreement, which describes an employee's relationship with the Company. Item 4.3, which I want to emphasize, regards the matter of compensation. We regard compensation (in all its forms) as a very personal matter between employees and the Company. It should not be discussed with other employees.

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     This letter and its enclosures constitute our initial employment offer and is subject to Board Approval. After you have read them, you should obtain answers to any remaining questions you may have. Please sign both copies of this letter, retain one for your personal files and return one to the Company for our records.

                                                        Sincerely yours,


                                                        /s/ Randall L. Marcuson
                                                        -----------------------
                                                        Randall L. Marcuson
                                                        President and CEO

Agreed and accepted:  /s/ Joseph P. O'Dowd              Date  5/23/1997
                     ----------------------                   ---------




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                              GENERAL PROVISIONS TO
                          EMPLOYMENT AGREEMENT BETWEEN
                                EMBREX, INC. AND
                                  Joseph O'Dowd
                            PERSONAL AND CONFIDENTIAL

1.   EMPLOYMENT

     EMBREX hereby employs Employee and Employee accepts such employment and agrees to perform for EMBREX the duties described herein, faithfully and to the best of his/her ability.

2.   TERM OF EMPLOYMENT

     Employee's employment hereunder shall commence on the effective date of ((EffectiveDate)) and shall continue at the pleasure of the Company. A probationary period of 90 days shall be observed, so long as Employee is performing at a satisfactory level. At the conclusion of probationary period, Employee shall be given a performance evaluation.

3.   DUTIES

     Employee agrees to devote full time and attention to the business and affairs of EMBREX, to use his/her best efforts to promote the interests of EMBREX, to hold such offices in EMBREX to which elected or appointed, and to perform such tasks, commensurate with the position, as are assigned by manager or other designated individuals.

4.   COMPENSATION

     4.1 EMBREX will pay Employee, for services rendered hereunder, a salary separately agreed to as noted in the cover letter, payable in equal monthly installments. The Company will review this base salary on an annual basis and will determine in its sole discretion whether to provide a merit increase to the base salary.

     4.2 The parties hereto agree that Employee shall be entitled to participate in all retirement, profit-sharing, compensation, insurance or other benefit plans generally available to EMBREX employees which are presently in effect or which may be established during the term hereof.

     4.3 The terms and conditions of employment (salary, equity and/or other forms of compensation) are strictly a personal matter between Employee and the Company and will be shared only with Employee's supervisors having salary administration responsibility.

5.   EXPENSES

     Upon commencement of employment, Employee will be reimbursed by EMBREX for all approved expenses which are reasonably incurred thereafter during the performance of duties in furtherance of or in connection with the business of EMBREX or its subsidiaries.

6.   FAMILY AND MEDICAL LEAVE

     Employee shall be entitled to the benefits provided by the Family and Medical Leave Act of 1993, as amended (the "Act"), upon completing one year of service as a regular, full-time employee. During any period in which Employee does not qualify as an eligible employee or Employee exceeds the period of leave authorized in the Act, EMBREX may, if it so elects, declare the Employee's employment terminated on thirty (30) days notice given in accordance with the provisions hereof.

7.   EMPLOYEE NOT TO WORK FOR OTHERS

     7.1 During the term of this Agreement, Employee agrees not to work for any other business firm, whether competitive with EMBREX or not, without written consent of ranking Administrative officer.

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     7.2 Upon termination of Employee's employment, until the second anniversary of the date of such termination, Employee agrees that, regardless of the date or cause of termination of employment or whether the termination shall be with or without cause, (s)he will not, directly or indirectly, either as principal, agent, officer, director, employee, or in any similar capacity, engage in or perform consulting or any other services for, or have a financial interest in, or own of record or beneficially five percent (5%) or more of any class of equity security (or any class of securities convertible to an equity security), in an entity which competes with any actual or planned product or service of Embrex or is engaged in a research and/or development program intended to result in a product or service competitive with an actual or planned product or service of EMBREX.

8.   TECHNIQUES, DISCOVERIES, INVENTIONS

     8.1 Employee agrees that any and all sales of manufacturing techniques, inventions, discoveries or improvements in the products or processes or the merchandising thereof, of EMBREX, which Employee may create, devise, make, discover, introduce, or invent while employed by EMBREX shall belong to and be the sole property of EMBREX. Employee agrees promptly and fully to disclose the same to EMBREX.

     8.2 It is recognized between EMBREX and Employee that EMBREX has acquired and developed, and will continue to develop formulae, techniques, plans, processes, procedures, devices and materials, and lists of customers and their particular requirements which may pertain to many and varied products and equipment, which are secret and confidential in character and are, and will continue to be, of great and unique value to it, which are now and will continue to be, used in its business (hereinafter referred to as "secret information"). Much of such secret information existing on the date hereof is known to Employee, by reason of his/her position, and future secret information on EMBREX will be disclosed to Employee, as required for proper performance of duties hereunder and other duties as (s)he may have to EMBREX.

     8.3 Employee agrees that all such secret information heretofore or hereafter received will be kept and maintained as confidential and in complete secrecy, and Employee shall not disclose at any time, either orally or in writing, or otherwise, in any manner, directly or indirectly, any knowledge or information Employee has acquired or any trade secret relating to EMBREX or its subsidiaries, with the exception of disclosure of such information: (i) to employees of EMBREX who have a need to know it to properly carry out their duties on behalf of EMBREX and (ii) in the ordinary course of EMBREX business to customers, suppliers, subcontractors and parties similarly situated.

     8.4 Employee agrees that, while an employee of EMBREX and for two years thereafter, at least fifteen days before release of publication of any scientific paper or contributions to periodicals dealing with or making reference to a subject of interest to EMBREX, Employee will make available to EMBREX a copy of what is to be published.

9.   DELIVERY OF DATA

     Employee agrees to deliver to EMBREX promptly at the termination of employment or at any other time EMBREX may request, all memoranda, notes, records, sketches, plans, or other documents which are in Employee's possession or under his/her control concerning costs, uses, application or purchases of products made for or by EMBREX (or any subsidiary, affiliate, or licensee of EMBREX) or any product, process, formula, or manufacturing method used, developed, produced, or investigated by EMBREX (or any subsidiary, affiliate or licensee of EMBREX), during his/her employment hereunder.

10.  INJUNCTIVE RELIEF

     Employee agrees that the remedy at law for any breach of the provisions of paragraphs 7, 8, and/or 8 of this Agreement will be inadequate and that EMBREX shall be entitled to injunctive relief in addition to any other remedy it might have as so ordered by a Court.

11.  SEVERABILITY

     The provisions of paragraphs 7, 8, 9 and 10 are severable, and in the event any portion or portions thereof are held to be invalid, such invalidity shall not affect the validity of the remaining portion or portions.

12.  SEVERANCE

     If Employer terminates Employee's employment under this Agreement without cause, then Employee shall be entitled to receive from Employer an amount equal to six months of Employee's then current salary, payable in six equal monthly installments, without interest, commencing one month after termination.

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13.  NOTICES

     All notices, requests, demands, and other communication hereunder shall be in writing and shall be deemed to have been duly given if mailed by certified or registered mail, return receipt requested, to the respective parties at their addresses appearing above or their last known addresses.

14.  ASSIGNMENT

     The Agreement shall not be assignable by either party except pursuant to a merger, consolidation or other reorganization of EMBREX.

15.  SUCCESSORS IN INTEREST

     This Agreement shall be binding on the parties hereto, their heirs, executors, administrators, successors (whether by merger, consolidation, or otherwise), and assigns. The parties hereby agree for themselves, their heirs, executors, administrators, successors, and assigns, to execute any instruments and to perform any acts which may be necessary or proper to carry out the purposes of the Agreement, but the failure to execute such instruments will not affect the rights of any party hereto or the obligations of any estate, as provided in this Agreement.

16.  LAW OF THE AGREEMENT

     This Agreement shall be subject to and governed by the laws of the State of North Carolina. The provisions of this Agreement are severable, and in the event any portion or portions hereof are held to be invalid, such invalidity shall not affect the validity of the remaining portion or portions. If any court or other competent authority shall hold a portion of this Agreement invalid, unless modified in a manner described by the court or competent authority, that portion shall be deemed modified accordingly.